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Telephone: (617) 573-0100                              Facsimile: (617) 227-4420

                                                                       Exhibit 5

                                November 29, 2000

Genzyme Transgenics Corporation
175 Crossing Boulevard, Suite 410
Framingham, MA  01702-9322

Ladies and Gentlemen:

         We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Genzyme Transgenics Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 333,334 shares of the Company's common stock, $0.01 par value per share (the "Shares"), proposed to be sold by the selling stockholders named in the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

         We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors in connection with the authorization, issuance and sale of the Shares. We have examined such other documents as we consider necessary to render this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus filed as part thereof.

                                very truly yours,

                               /s/ PALMER & DODGE LLP

                               PALMER & DODGE LLP